UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2007

ANDOVER MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-128526	51-0459931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Turnpike Street, Ste. 204 N. Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 557-1001

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

(c)                                  On September 11, 2007, Andover Medical, Inc. (the “Company”) entered into an employment agreement with James Shanahan for Mr. Shanahan to serve as the Company’s Chief Financial Officer. Prior thereto, he served as vice president of administration of the Company from January 2007. From 2001 to 2006, he was the vice president of finance with Med Diversified Inc., a home health, medical staffing and infusion care enterprise based in Andover, MA. Mr. Shanahan holds a B.A. in history from Oberlin College, an M.B.A. from Cornell University, Johnson Graduate School of Management, and an M.S. degree in taxation from Bentley College. He is a member of the American Institute of Certified Public Accountants, the Tax Executives Institute, and the New Hampshire Society of Certified Public Accountants.

Pursuant to his employment agreement, Mr. Shanahan receives an annual base salary of $150,000 and is eligible for an annual bonus of up to 25% of his base salary based upon the achievement of corporate objectives relating to the Company’s performance.  The term of the agreement is for two years commencing September 11, 2007.  The Company may terminate the agreement for Cause (as defined).  Mr. Shanahan has been awarded stock options to purchase 300,000 shares of the Company’s common stock (“Common Stock”), at $.41 per share, the fair market value on September 11, 2007, with such options vesting over a 36-month period from the date of grant. Mr. Shanahan was previously awarded stock options to purchase 225,000 shares of Common Stock, at $.60 per share, the fair market value on January 22, 2007, with such options vesting over a 36-month period from the date of grant.

The foregoing description of Mr. Shanahan’s employment agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

10.1                           Employment Agreement, dated September 11, 2007, between Andover Medical, Inc. and James Shanahan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2007	ANDOVER MEDICAL, INC.

	By:	/s/ Edwin A. Reilly
Name: Edwin A. Reilly
Title: Chief Executive Officer